Exhibit 99.1

NEWS

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
 Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Lena Adams /Andrew Greenebaum
ICR, Inc.
 Phone:  310.954.1100

ladams@icrinc.com / agreenebaum@icrinc.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines
 Phone:  808.838.6758

al.hoffman@hawaiianair.com

Hawaiian Holdings Reports Second Quarter 2008 Financial Results

•                  Operating revenue increased 30.7% to $319.2 million

•                  Revenue per available seat mile increased 26.4% to 13.35 cents

•                  Passenger yield rose 29.7% to 14.51 cents

•                  Excluding a litigation settlement of $52.5 million, second quarter pre-tax income totaled $1.8 million, compared to a pre-tax loss of $5.2 million a year ago

•                  Including the litigation settlement , second quarter net income totaled $54.3 million, or $1.09 per diluted share, compared to a net loss of $3.9 million, or ($0.08) per share, in 2Q07

HONOLULU – July 30, 2008 – Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net income for the three months ended June 30, 2008, of $54.3 million, or $1.09 per diluted share, on total operating revenue of $319.2 million. This compares to a net loss of $3.9 million, or $0.08 per diluted share, for the three months ended June 30, 2007.  The 2008 net income includes a litigation settlement of $52.5 million before tax, related to the Company’s settlement of its lawsuit with Mesa Air Group. Excluding this recovery, for the three months ended June 30, 2008, the Company would have reported a net income of $1.8 million, or $0.04 per diluted share.

For the six months ended June 30, 2008, the Company reported a consolidated net income of $34.4 million, or $0.71 per diluted share, on total operating revenue of $570.5 million. This compares to a net loss of $15.8 million, or $0.34 per diluted share, for the six months ended June 30, 2007.  Excluding the litigation settlement mentioned above, the Company would have reported a net loss of $18.1 million, or $0.37 per diluted share, for the first half of 2008.

“Our second quarter results are the consequence of unprecedented changes in our business as well as the $52.5 million receipt of our settlement with Mesa.  The collapse of both Aloha and ATA occurred in the first week of the quarter, so our financial results reflect the amalgam of increased revenue from carrying 21% more customers, the cost of the additional flying we have mounted to meet the demand for interisland travel and some substantial transition costs as we grow quickly to fill the void,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “All of this has occurred in an environment of rapidly rising oil prices making our second quarter an extremely complex period to assess our performance.  Excluding the benefits of the proceeds from our settlement with Mesa, however, the net of the beneficial impact of our competitors’ collapse and our raising of air fares offset by the costs of more expensive jet fuel was to leave us at roughly break even.  This is a testament to the severity of the fuel price crisis facing our industry.”

Mr. Dunkerley continued, “Our employees surpassed themselves in meeting the considerable challenge of coping with the sudden collapse of both Aloha and ATA in the same week early in April. We were able to meet the needs of interisland and transpacific travelers then and every week since and in doing so, have strengthened our franchise for the future.

“Looking ahead, the interisland market appears to have stabilized at a point where the capacity of seats is sufficient to meet demand.  The transpacific picture is less settled with some indications late in the quarter of economy-related weakness in demand,” concluded Mr. Dunkerley.

Second Quarter Operating Results

The Company reported an operating income of $48.5 million in the second quarter of 2008 including the litigation recovery compared to an operating loss of $0.6 million in the second quarter of 2007.  Excluding the Mesa litigation recovery of $52.5 million, the Company would have reported an operating loss of $4.0 million for the second quarter of 2008.

During the quarter Hawaiian significantly expanded its short haul interisland operations, while long haul capacity increased by a much smaller proportion.  Since shorter haul operations tend to have both higher revenue and costs per seat mile, this shift in mix of flying toward a higher percentage of shorter segment interisland operations tends to inflate both revenue per available seat mile (RASM) and cost per seat mile (CASM) relative to the prior year.

Second quarter 2008 operating revenue was $319.2 million, a 30.7% increase compared to the second quarter of 2007.  Capacity for the quarter increased 3.4% year-over-year to 2.4 billion Available Seat Miles (ASMs), resulting in RASM of 13.35 cents, up 26.4% from 10.56 cents in the second quarter a year ago.  Second quarter load factor decreased to 85.1% from 87.1% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) increased 29.7% to 14.51 cents from 11.19 cents in the second quarter of 2007.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended						Six Months Ended
	June 30,						June 30,
	2008		2007		Change		2008		2007		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,034.4		1,985.3		2.5%		3,964.5		3,842.2		3.2%
Available seat miles (ASM) (a)	2,391.5		2,277.2		5.0%		4,662.3		4,400.6		5.9%
Passenger revenue per RPM	14.51	¢	11.19	¢	29.7%		13.26	¢	10.79	¢	22.8%
Passenger load factor (RPM/ASM)	85.1%		87.2%		(2.10	)pt.	85.0%		87.3%		(2.30	)pt.
Passenger revenue per ASM (PRASM)	12.34	¢	9.76	¢	26.5%		11.27	¢	9.42	¢	19.6%

Total Operations:
Revenue passenger miles (RPM) (a)	2,034.4		2,014.0		1.0%		3,973.3		3,904.7		1.8%
Available seat miles (ASM) (a)	2,391.5		2,311.8		3.4%		4,672.8		4,472.9		4.5%
Passenger load factor (RPM/ASM)	85.1%		87.1%		(2.00	)pt.	85.0%		87.3%		(2.30	)pt.
Operating Revenue per ASM (RASM)	13.35	¢	10.56	¢	26.4%		12.21	¢	10.27	¢	18.9%
Operating Cost per ASM (CASM)	11.32	¢	10.59	¢	6.9%		11.64	¢	10.64	¢	9.4%
CASM - excluding litigation settlement	13.52	¢	10.59	¢	27.7%		12.77	¢	10.64	¢	20.0%
CASM - excluding litigation settlement and aircraft fuel	8.36	¢	7.64	¢	9.4%		8.18	¢	7.80	¢	4.9%

 (a) In millions.

Total operating expenses for the second quarter of 2008 increased 10.6% year-over-year to $270.7 million, resulting in an operating cost per available seat mile (CASM) of 11.32 cents, up 6.9% versus the same period a year ago.  CASM excluding the litigation settlement related to the lawsuit settlement was 13.52 cents, a 27.7% increase versus last year’s second quarter. CASM excluding the litigation settlement and aircraft fuel increased 9.4% to 8.36 cents year over year.  Hawaiian’s cost per seat mile increased relative to previous quarters as a result of several factors, including the disproportionate increase in shorter haul interisland flying, increases in sales related expenses associated with higher second quarter revenue, transition costs related to the expansion of operations and inflation in specific cost categories.

Aircraft fuel costs increased 81.0% year-over-year to $123.4 million and represented approximately 38.2% of operating expenses excluding the litigation gain.  Hawaiian’s average cost per gallon of jet fuel increased 72.0% year-over-year in the second quarter to $3.63 (including taxes, delivery and hedging impacts), while block hours increased 8.7% primarily reflecting increased 717 operations.  During the current year period, benefits of hedging activities are included in non-operating income/expenses, and as such are not reflected in fuel expense.  During the quarter, Hawaiian realized gains of $8.3 million on settled fuel derivative contracts, whereas non-operating income reflects the recognition of $8.9 million in gains from Hawaiian’s fuel hedging activity which includes both realized gains and changes in mark-to-market value of fuel derivative contracts.

Economic Fuel Reconciliation

Three Months Ended
June 30, 2008
(millions)

GAAP fuel expense, including taxes and delivery	$123.4
Less settlement on fuel derivative contracts in the current period	(8.3)
Economic fuel expense in the current period	$115.1

As a result of the rapid increase in operations following the withdrawal of service by two significant competitors, Hawaiian increased its staffing levels and training activity.  Wages and benefits expenses increased by $5.0 million in the second quarter of 2008 from the comparable period in 2007 primarily as a result of increased operating activity that resulted in an increase of 8.7% in block hours operated and 17.2% more departures.  Additionally, the Company paid a one time bonus payments totaling $2.5 million to its employees during the second quarter of 2008.

Maintenance, materials and repairs expense increased $6.7 million to $30.0 million.  Engine power-by-the-hour charges increased as a result of increased aircraft utilization and higher contractual rates.  Additionally, the Company experienced higher third party maintenance expenses as a result of additional airframe and landing gear maintenance activities.

Commissions and other selling expenses increased $5.2 million to $20.1 million due to increases in credit card fees, booking fees and commission expense as a result of an increase in sales and higher frequent flyer expense related to higher incremental costs of our frequent flyer liability resulting from rising fuel prices.  Other rentals and landing fees increased $2.1 million primarily as a result of the higher level of flight activity and increased charges at airports in the state of Hawaii.

Second quarter 2008 non-operating income totaled $5.9 million, as compared to non-operating expense of $4.6 million in the second quarter of 2007. Lower interest expense in the second quarter of 2008 was partially offset by lower interest income, while gains related to Hawaiian’s fuel hedging activities accounted for the majority of year-over-year improvement in non-operating income.

Liquidity, Capital Resources and Fuel Hedging

•                  As of June 30, 2008, the Company had unrestricted cash and cash equivalents, and short-term investments of $190.9 million, and $56.1 million in restricted cash.  The Company also held $41.6 million in Auction Rate Securities (at fair value) of which $6.1 million is classified as short-term investments (as it was liquidated in early July) and $35.5 million is recorded as long-term assets.

•                  As of June 30, 2008, the Company’s debt included $99.2 million in two term loans at the Hawaiian level, $113.6 million in floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $15.2 million.

•                  As of June 30, 2008, Hawaiian had entered into heating oil futures contracts to hedge approximately 10% of its third quarter of 2008 consumption.  The Company’s oil futures are outlined in the table below.

Heating Oil Futures

As of June 30, 2008:

	Average Heating		Percentage of
	Oil Contract		Quarterly
	Price	Gallons Hedged	Consumption
	per Gallon	(thousands)	Hedged
Third Quarter 2008	$2.407	3,192	10%

Recent Business Highlights

•                  In early July, Hawaiian was ranked as the nation’s #1 carrier for on-time performance as reported by the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report for the month of May. Hawaiian also ranked fourth nationally for fewest misplaced bags and fifth in the industry for fewest cancelled flights.

•                  At the end of June, Hawaiian was added to the Russell 3000® Index.

•                  In early June, Hawaiian has announced that it will expand its interisland fleet with the addition of four Boeing 717-200 aircraft to better meet the needs of Hawaii’s interisland travelers in the wake of the shutdown of Aloha Airlines on April 1. The first of these aircraft is scheduled to enter service in September, with the remaining aircraft being added to the fleet in the fourth quarter.

•                  In early June, Hawaiian commenced trading on the NASDAQ Global Market under the symbol “HA.”

•                  At the end of May, Hawaiian has received the 2008 Maggie Award for Best Travel/In-Transit Consumer magazine from the Western Publications Association.

•                  In mid-May, Hawaiian signed a new codeshare agreement with United Airlines on interisland flights.

•                  At the end of April, Hawaiian reached a lawsuit settlement with Mesa Air Group and received a cash payment of $52.5 million in early May. Mesa withdrew its appeal of the $80 million judgment (plus interest, attorney’s fees and costs) awarded against Mesa by the United States Bankruptcy Court in October 2007.

•                  In mid-April, Hawaiian launched an historic new chapter in its 79-year legacy of service for Hawaii with the start of nonstop flights between Honolulu and Manila, the Company’s first gateway to Asia. The new service also makes Hawaiian the only U.S. carrier providing nonstop service between Manila and Honolulu, and will more than double capacity on the route.

•                  In early April, in response to the sudden closure of both Aloha Airlines and ATA Airlines, Hawaiian announced nonstop daily service between Honolulu and Oakland, California, starting May 1.

•                  In early April, in response to Aloha ceasing flight operations, Hawaiian took immediate steps to add capacity to its daily interisland schedule, substantially increased its customer service staffing at airports statewide, and established a dedicated website page and toll-free phone number providing updated information for displaced Aloha ticket holders. The Company also flew extra section flights to the West Coast to accommodate hundreds of visitors stranded in Hawaii by the closure of Aloha and ATA.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Wednesday, July 30, 2008) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 79th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (10), as well as service to Australia, American Samoa, the Philippines and Tahiti. Hawaiian also provides approximately 150 daily jet flights among the Hawaiian Islands. Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Nasdaq: HA).

Additional information is available at HawaiianAirlines.com.

Forward – Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, aviation fuel costs, competition in the interisland markets, competitive pressure on pricing, ability to negotiate labor agreements, our ability to satisfy financial covenants and our new long term commitments for aircraft.  Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating Revenue:
Passenger	$295,200	$222,167	$525,566	$414,724
Cargo	9,016	7,454	16,778	14,444
Charter	—	2,213	1,144	4,616
Other	14,976	12,350	26,968	25,590
Total	319,192	244,184	570,456	459,374
Operating Expenses:
Aircraft fuel, including taxes and oil	123,377	68,164	214,413	127,458
Wages and benefits	64,958	59,946	122,259	117,943
Aircraft rent	23,322	24,439	47,135	48,579
Maintenance materials and repairs	29,960	23,236	59,335	48,298
Aircraft and passenger servicing	14,314	13,847	27,986	27,937
Commissions and other selling	20,148	14,996	36,319	28,380
Depreciation and amortization	11,755	11,169	23,774	21,395
Other rentals and landing fees	8,944	6,818	17,113	13,803
Litigation settlement	(52,500)	—	(52,500)	—
Other	26,443	22,168	48,156	42,310
Total	270,721	244,783	543,990	476,103
Operating Income (Loss)	48,471	(599)	26,466	(16,729)
Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(4,847)	(6,414)	(10,480)	(12,956)
Interest income	1,867	2,374	3,857	5,195
Capitalized interest	—	400	—	1,309
Gains (losses) on fuel hedging	8,877	(1,044)	14,451	(1,746)
Other, net	(23)	81	136	(65)
Total	5,874	(4,603)	7,964	(8,263)
Income (Loss) Before Income Taxes	54,345	(5,202)	34,430	(24,992)
Income tax expense (benefit)	—	(1,261)	—	(9,159)
Net Income (Loss)	$54,345	$(3,941)	$34,430	$(15,833)
Net Income (Loss) Per Common Stock Share:
Basic	$1.14	$(0.08)	$0.73	$(0.34)
Diluted	$1.09	$(0.08)	$0.71	$(0.34)
Weighted Average Number of Common Stock Shares Outstanding:
Basic	47,488	47,153	47,396	47,153
Diluted	49,796	47,153	48,739	47,153

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007

GAAP operating expenses	$270.7		$244.8		$544.0		$476.1
Litigation settlement	(52.5)		—		(52.5)		—
Operating expenses, less litigation settlement	323.2		244.8		596.5		476.1
Aircraft fuel, including taxes and oil	123.4		68.2		214.4		127.5
Operating expenses, less litigation settlement and aircraft fuel	$199.8		$176.6		$382.1		$348.6

Available Seat Miles	2,391.5		2,311.8		4,672.8		4,472.9

CASM - GAAP	11.32	¢	10.59	¢	11.64	¢	10.64	¢
Add back: Litigation settlement	(2.20)		—		(1.12)		—
CASM - excluding litigation settlement	13.52	¢	10.59	¢	12.77	¢	10.64	¢
Less: aircraft fuel	5.16		2.95		4.58		2.84
CASM - excluding litigation settlement and aircraft fuel	8.36	¢	7.64	¢	8.18	¢	7.80	¢

Notes:

ASM’s represents total operations

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